Exhibit 99.2

Wynn Resorts Prices Common Stock Offering

LAS VEGAS—(BUSINESS WIRE)—Mar. 17, 2009— Wynn Resorts, Limited (Nasdaq:WYNN) announced today that it has priced a public offering of 9,600,000 newly issued shares of its common stock at a price to the public of $19 per share. The net proceeds to Wynn Resorts, after deducting discounts and commissions and estimated expenses, will be approximately $175 million. The offering is expected to close on March 20, 2009, subject to the satisfaction of customary closing conditions.

In connection with the offering, Wynn Resorts granted an option to purchase up to an additional 1,440,000 shares of common stock to Deutsche Bank Securities Inc. and Merrill Lynch & Co., who acted as joint book running managers and underwriters for the offering, and J.P. Morgan Securities Inc., Moelis & Company and Wachovia Capital Markets, LLC, who acted as co-managers and underwriters for the offering. Additionally, Moelis & Company served as financial adviser to the Company in connection with this transaction. Wynn Resorts intends to use the proceeds for general corporate purposes, including repayment of debt.

The shares were issued pursuant to an effective shelf registration on file with the Securities and Exchange Commission. The offering of these shares is being made only by means of a prospectus supplement and related prospectus. A copy of the prospectus relating to the shares may be obtained by contacting Merrill Lynch & Co., Attn: Prospectus Department, 4 World Financial Center, FL 5, New York, NY 10080, telephone: (212) 449-1000, or Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone: (800) 503-4611, or by e-mail at prospectusrequest@list.db.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains forward-looking statements about Wynn Resorts, including those relating to the offering and whether or not Wynn Resorts will consummate the offering. All forward-looking statements in this press release are based on estimates and assumptions and represent Wynn Resorts’ judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors including but not limited to changing market conditions and Wynn Resorts’ ability to complete the offering. Therefore, the reader is cautioned not to rely on these forward-looking statements. Additional information concerning potential factors that could affect Wynn Resorts is included in Wynn Resorts’ Annual Report on Form 10-K for the year ended December 31, 2008 and Wynn Resorts’ other periodic reports filed with the Securities and Exchange Commission. Wynn Resorts is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements.

Source: Wynn Resorts, Limited

Wynn Resorts, Limited, Las Vegas

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com

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